Exhibit 99.2

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces
the Acquisition of Conney Safety Products

Pittsburgh, June 18, 2012: WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced today that it, through its operating subsidiary WESCO Distribution, Inc., has entered into a definitive agreement to acquire Conney Safety Products, LLC, a premier distributor of MRO safety products headquartered in Madison, Wisconsin. Closing is expected to occur in July 2012.

With revenues of approximately $85 million, the addition of Conney Safety Products is expected to significantly strengthen WESCO's safety products and service portfolio and enhance the company's e-commerce capabilities. Conney will function as a center of excellence supporting the safety needs for WESCO's customers, including its Global Accounts, Utility and Integrated Supply customers.

Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer stated: "The addition of Conney to the WESCO team supports our One WESCO growth strategy and expands our MRO supplier base, enabling us to bring additional safety products and services to our customers. This acquisition is expected to be accretive to earnings by at least $0.10 per diluted share in the first year of operation.”

Michael Wessner, Conney Safety Products' Chief Executive Officer, commented: “We are pleased to become part of the WESCO team. Our companies have a similar culture and operating philosophy that will enable us to continue to provide a superior level of service to our customers, while pursuing new opportunities in an industry with significant growth potential.”

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") product, construction materials, and advanced supply chain management and logistic services.  2011 annual sales were approximately $6.1 billion.  The Company employs approximately 7,300 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide.  Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities.  WESCO operates eight fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations.  Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Daniel A. Brailer, Vice President, Investor Relations & Corporate Affairs
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com